Exhibit 99.3

IT townhall – S&P Global merger transcript

1 December 2020 9:00 am MT

00:10

Well, good morning and welcome to everybody around the world

00:13

and good evening as well for those in other time zones and

00:17

welcome to our update on the S&P Global and IHS Market merger. I

00:21

hope by now everybody’s had a chance to participate in one of

00:25

the town halls that Lance has hosted or the joint session with

00:29

Lance and Doug this morning, which I thought was great. We’re

00:32

going to spend our time today providing a little bit more

00:36

context on the deal and spend at least half the time on Q&A

Confidential | Copyright © 2020 IHS Markit Ltd

IT townhall – S&P Global merger transcript

00:40

and questions that you may have.

00:42

I also have Sari with us today who’s been really involved with

00:46

this deal since the beginning. I think she was Lance’s 1st call

00:50

in the company when we were approached. Also have some great

00:54

perspectives to share as well. Next slide please. So this

00:57

transaction is really an exciting one for the firm that

01:01

values IHS Markit at 44 billion dollars including

01:04

inclusive of our debt. And if you think back just four years

01:08

ago at the close of IHS Markit merger, we were 13 1/2 billion

01:12

dollar company and so to go

01:14

from. 13 1/2 billion to 44 billion in just a matter of a

01:18

few years or something. We should all feel very proud of.

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01:22

This is an all stock transaction. IHS Markit. Shareholders will

01:26

have 32% of the company post closed. The consolidated

01:29

business will be led by Doug Peterson who’s the CEO of SMP

01:33

Global. Lance will remain obviously in the CEO capacity

01:36

through the transition, which is expected to take 6 to 9 months

01:40

and then will continue to serve on an advisory capacity for a

01:44

year. Post that.

01:46

Will augment the new company with four seats from the IHS

01:50

board and be headquartered out of the New York City area. So I

01:54

think you know the combined company really does have a

01:58

unique profile. Will have 38,000 employees globally just over 11

02:02

billion in revenue. A very diverse revenue mix versus what

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02:05

we have today for both companies. 76% of that is

02:09

reoccurring and very sticky revenue and a great growth

02:13

profile of 6 1/2 to 8% to grow

02:15

with that. It’s a very profitable combined business

02:19

post. Merger will generate 5 billion dollars annually in free

02:22

cash flow, which processing unique position to invest in the

02:25

firm going forward and will also talk a little bit today about

02:30

some of the strong product synergies that we have to

02:33

accelerate the growth in the firm looks like. So when

02:37

you look at the combined companies in the areas of

02:40

investment and focus that we were both pursuing individually,

02:43

there were things like ESG, climate, energy transition,

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02:46

private asset management, third

02:48

party risk. Supply chain alternative datasets and those

02:50

are markets that represent a 20 billion dollar opportunity for

02:53

us to pursue. With high growth rates of kind of an average of

02:57

10%. So together our ability to combine resources and assets and

03:00

pursue those can really accelerate not only innovation

03:03

but the growth of the business. And when you look at the product

03:07

portfolios, you know, I think on the surface. So initially when I

03:10

started to look I thought there was a lot of

03:14

overlap. But as you start to really peel the onion and look,

03:18

there’s very little overlap.

03:19

So for example, if you take our indices business, you know we’re

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03:23

highly focused on fixed income where S&P is more on the equity

03:27

side and you kind of see that play out as you go through all

03:31

of the product portfolios. And so it really does create, you

03:35

know, an opportunity for us to address adjacent markets

03:38

and grow the product basis that we have. The combined company is

03:42

spending over a billion dollars a year on technology, so when

03:45

you look at these emerging opportunities or look at the

03:49

investment profile and the assets that we have.

03:51

It really does create you know, unique opportunity for us as a

03:56

company to accelerate our growth. Next slide please.

04:01

So I thought I’d share with the organization a little bit about

04:05

what we’ve learned about the S&P Global organization. In some ways they

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04:08

are very similar to us. In some ways a little bit different.

04:12

They do have kind of a construct of a CIO organization similar to

04:16

ours, and then they have distributed product

04:19

teams much like ours. the CIO team is about 700 people with a

04:23

little bit different scoping ours, but it does include end

04:27

user services. That’s inclusive of internal business

04:29

applications, things like HR

04:30

Finance. Order to cash a part of

04:32

the CIO organization. There is roughly 4000 people in what I

04:37

would you know put equivalent to their product. Teams are the CTO

04:41

organizations that we have across IHS Markit. There’s

04:44

23,000 employees in the firm across 35 countries that

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04:47

team is supporting. From a process perspective, they’re all

04:50

idle so very familiar to us in terms of incident problem,

04:54

change configuration are all things will be talking the same

04:57

language about and they have a governance model that is

05:01

LED through councils looking at things like availability, risk,

05:04

technology strategies. And so we haven’t had visibility to how

05:08

those operate at this point, but that they do exist, and so it’ll

05:12

be good to learn how they’re leveraging those. From a

05:16

technology perspective, you know, once again, highly

05:16

technology perspective, you know, once again, highly

05:18

complementary in aligned with what we’re doing from a cloud

05:21

perspective that are 84% migrated into a WS. You heard if

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05:25

you were on the call this morning, Doug talked about their

05:28

journey. Their ahead of us in this respect with three

05:32

out of four of their divisions completing the migration so.

05:36

As we’re just starting to build momentum, there’s probably some

05:39

great you know lessons learned that will be able to take

05:44

from their migration strategy from the Sass and back office

05:47

perspective, you know highly complementary. Again, Office 365

05:50

workday ASAP, ServiceNow, Salesforce again. All things

05:53

that were very familiar with him to be talking common languages

05:57

around. From an end user perspective, rolling out Windows

06:00

10 so they’ve got about 13,000 machines migrated. Today.

06:04

They’re looking to do the balance in Q1, so in that

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06:07

respect we’re a bit ahead. I think we’re roughly 99% of our

06:12

base is now on Windows 10. They have moved from a leasing

06:16

strategy to a BI strategy for PC’s. That’s an evaluation that

06:20

we’ve recently completed and came to the same conclusion as

06:24

well, so again similar thought strategies around that and their

06:27

network providers is Verizon.

06:29

On a global basis. So again, another area where we’ve

06:32

aligned on our global corporate connectivity with

06:35

Verizon as a strategy provider so you know, I think this

06:39

really highlights, I think, where the opportunities are in

06:43

the synergies that will have and perhaps even pave the way

06:47

to more frictionless integration. If you will,

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06:50

getting the commonality. Next slide, please.

06:54

So you know what should we expect during the integration

06:57

period? You know, as you’ve heard, you know that

07:00

this is just an acquisition or is this a merger, I think.

07:04

Transactionally, it probably feels more like an

07:07

acquisition. But when you talk about the management philosophy

07:09

of bringing the companies together, it really is

07:12

meant to take the best of both companies. So looking at our

07:16

systems or processes or people and building the strongest

07:18

organization that we can refer to commitment on the combined

07:22

leadership team, some of those appointments have already been

07:24

made CEO, CFO. And others that are pending and you know we

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07:28

would expect you know through the integration office to have a

07:31

high degree of transparency throughout the integration

07:33

process as something that we both share in terms of a

07:36

principle. From a synergy perspective, you know that’s the

07:40

reality of these big deals and we’ve got a 680 million dollar

07:44

EBITA, a target that’s associated with the integration comes in

07:47

two folds. One is on the expense side, so as we talked about on

07:51

the product side, not a high degree of overlap, but on

07:55

the corporate functions IT finance HR legal. There are

07:58

areas of redundancy that will have to work through together on

08:02

the revenue side, there’s the new product opportunities that

08:05

we highlighted, as well as cross selling

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08:08

capabilities so. That’s a reality of, you know what we’re

08:11

going to have to work through as a team to just to deliver those

08:15

synergies. From a timeline perspective, it really is

08:18

business as usual for us for the next 6 to 9 months the deal

08:22

still has to go through shareholder approval on both

08:24

sides as well as regulatory approvals. So with regards to

08:27

what we’re doing on day to day basis strategic programs, it

08:30

will all remain the same for the next 6 to 9 months expected to

08:34

close in the second half of 21. Leadership appointments to be

08:37

finalized in Q1, and I think you know that’s really going to be

08:41

the senior executive team being established and you know the

08:44

full leadership team throughout the company is going to take

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08:47

through the integration period too early to fill out, but it

08:50

starts with getting that senior executive team in place to start

08:54

building out their teams. The intent is to form an integration

08:58

office early in 2021. I would envision this probably in the

09:02

January period, and it will be a combined effort from IHS Markit

09:06

as well as S&P Global and likely have an outside party

09:10

that’s in helping structure and lead and drive the integration

09:13

process for us.

09:15

So those are a few of the things that we can expect on

09:19

the integration side. Next slide, please.

09:22

So I want to take just a minute before we jump into to

09:26

Q&A to talk about, you know, the reality of these big deals. They

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09:30

create uncertainty and we’ve been through that before. We’ve

09:33

used the ADKAR change management model to help us understand

09:37

that change curve and move through it quickly.

09:40

You know, if you recall on this model, you kind of move from

09:44

left to right, so you know starting at the beginning of a

09:47

massive change like this, you know there’s a level of comfort

09:50

and security because we all understand what we’re doing

09:53

tomorrow. And then you have a big change like this. Come in

09:56

and everything changes, and so you know there’s a

09:58

process that everybody goes.

10:00

through, you start to worry about what it means for me? What does

10:04

tomorrow look like? And you know, should I leave the

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10:07

company? How do I integrate? And this is a model that we’ve used

10:10

and it helps put the change into context and so you

10:14

know what we’re doing. This week is about creating awareness and

10:18

desire right that you understand, you know what

10:20

happened, why it’s happening, and then over the coming weeks

10:23

and months really start to transition into building your

10:26

knowledge base about how you support the transition and

10:29

make the integration successful.

10:30

Really reinforce what we’re trying to achieve as a company,

10:33

and you know, I put this slide in because I think there’s

10:38

probably a lot of people. Not only in IT, but in shared services

10:41

functions and really across the company top to bottom

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10:44

that have a level of uncertainty and that’s normal. You

10:48

should feel that way and will work through it together. We do

10:51

have resources available. Obviously, the management team if

10:54

you have, you know, concerns that you need to address. And we

10:57

also have the EAP program which

10:59

is available for. People that may have higher levels of

11:03

anxiety about it, which again given what’s happening in the

11:06

world. You know, these things can start to compound and we

11:10

want to do everything we can to help minimize that transition

11:13

stress for the team and our commitment is to work from left

11:17

to right as quickly as possible, acknowledging that you know we

11:21

are in a position where you know 99.99% of the organization found

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11:24

out about this yesterday morning, and so there’s a lot of

11:28

information to process and we

11:30

have more. I think unanswered questions that we have answered

11:33

at this point, but we’re committed to working through

11:36

Those. Next slide, please.

11:39

So from a Q&A perspective, there’s you know what I would

11:42

ask is, you know, go ahead and submit them into the chat. I’ve

11:47

got a couple of am teed up just to get us going while the questions

11:51

build, but maybe before we jump into the Q&A. As I mentioned

11:55

Sari’s on the call and she’s been a part of the deal team

11:59

since day one, and maybe open up to her for any comments you

12:04

may have and how it came together and any

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12:07

perspectives you have so far.

12:10

Sure hi everyone.

12:13

I thank you guys for joining today and thanks Chad for

12:16

inviting me so it is true that I was Lance’s

12:21

first phone call in the company we didn’t know what to do

12:25

with it when the information came in it was both sort of

12:29

exciting and nerve wracking and you know maybe we went through

12:33

our ADKAR curve a little earlier than everyone

12:36

else but I will say that if you would have asked any of our

12:40

leadership team what sort of the most exciting next combination

12:44

for the company would be.

12:46

S&P Global was at the top of the list, and that’s

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12:52

really because the businesses are incredibly complementary.

12:57

You’ve heard that word, I think Lance kind of coined a new word,

13:02

complementariness or something like that earlier

13:05

today. Or maybe you see yesterday, but that really

13:10

is the, you know. That’s sort of the keyword here.

13:16

One of the things that I found, and I that I think many of you

13:23

will see through the next several months and certainly

13:27

after closing, is that the teams that we worked with over the

13:33

course of the last six to seven weeks at S&P Global to put

13:39

together the story of the deal the why and to negotiate the deal.

13:45

It was an incredibly

13:47

collaborative, very intense and exciting process we had

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13:51

those first few weeks where the real focus was. Why would we

13:56

do this? What are we? What’s in it for the companies

14:01

if they combine. I think Doug used the phrase earlier

14:05

today and I heard him use it yesterday too. He uses

14:10

it in reference to the data Lake to describe, you know, sort of

14:15

the candy shop of opportunity for data scientists

14:19

and analysts to take, you know, this candy shop of

14:25

data that the entire merger is a candy shop. The you know,

14:30

Chad sort of outlined the big opportunities. But to what? The

14:35

the S&P Global senior team learned about our business in small

14:40

ways. I mean to hear them listen to the way that we described

14:46

Blade Runner, for example to hear them listen to

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14:50

the way that we talked about some of our regulatory and

14:53

compliance and 3rd party risk businesses and to see their, you

14:57

know the light bulbs going off and their excitement. It was

15:00

just very palpable. It was very intense

15:04

because there was a very small group of us trying to put

15:07

that all together. But that was really, I mean that the story

15:11

that you’ve seen sort of came together over a very short

15:14

period of time, very collaboratively between the two

15:16

businesses. An then we moved to negotiating the deal and some

15:20

parts of that were probably a little less collaborative then

15:23

they could have been. But you

15:24

know. That’s a negotiation that always happens.

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15:28

I have a lot of excitement about the opportunity

15:32

because I got to live through that and I do think that the

15:37

spirit with which we will integrate these businesses

15:40

across the shared services as well will be with that same

15:44

collaboration. So I’m excited to take the next step and to bring

15:48

you guys into the next phase of that.

15:53

Excellent thanks for that perspective. Let’s go ahead and

15:55

jump into the questions. There’s a number of them coming in.

15:59

Maybe I’ll hit a few of the themes Lauren that are coming in

16:03

and then we can jump into individual questions. You know,

16:05

one of them is, you know why. Why is this good for

16:10

technologists and the combined organization? And you know, I

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16:12

think there’s a lot of things to be excited about. You know one

16:16

is the scale of the organization. We’re going to

16:19

have 7000 plus technologist, so over 1700 people in IT.

16:23

1300 plus people in the organization and on the order of

16:27

6000 in the combined product organizations are investing over

16:31

a billion dollars in technology every year. That’s just a

16:35

massive set of opportunities for our teams to touch new

16:39

technologies. Emerging technologies influence supply

16:41

chains of our vendors and just the unique opportunity. Again,

16:45

we have such complementary tech strategies. We’re going to be

16:49

talking the same language and be able to move very quickly.

16:54

Assimilate a lot of lessons learned knowledge exchange to

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16:57

what I think put us in a very unique position from a

17:00

technology perspective. So I think there’s a

17:03

tremendous amount to be excited about. The other question that

17:06

you know, I think, on top of everybody’s mind, given the

17:09

synergies as well, will there be reductions in IT you know, the

17:12

reality is that the answer is going to be, yes, I can’t tell you

17:16

today at all, how many that is we were not given a specific

17:20

plan. You know we’re going to work together to go figure out

17:24

where those synergies are.

17:26

There is not an integration plan at this point, so those are

17:29

things that we’re going to develop together again starting

17:32

in January, but and inevitably you know with the shared

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17:35

services and the complementary footprints we have. You know

17:38

there’s going to be some level of redundancy in the team and

17:41

will be as transparent about that as those plans develop.

17:45

One thing I would note on that and hopefully you had a chance

17:49

to hear Lance discuss it and also in the in the FAQs is

17:53

around the enhanced severance package. So to the extent an

17:56

individual role is impacted, it is an enhanced severance

17:59

package that has 12 months of lump sum salary brought in on

18:03

target bonus for 12 months brought in as well as benefits

18:06

paid out through the period of a year, so while never easy to lose a

18:10

role that will hopefully help people in that transition.

18:15

The other one we talked about that keeps coming up is around

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18:19

the leadership reporting lines. You know, I think again a few

18:22

things have been established relative to the CEO and CFO. CFL

18:26

from a governance perspective, Adam coming in to lead the

18:29

financial services and market insights components and the rest

18:32

of leadership team really coming together. I think in Q1 and

18:36

you know, we’re obviously going to learn about those

18:39

things together and we’ll work through what that means for

18:42

organizations. And that’s the first step to really getting on

18:46

the integration path. So more to come in Q1.

18:50

There’s a number of questions around specific

18:52

programs that are coming in. So what does this mean to Blade

18:56

Runner? Are we continuing? Obviously, yes, right? We’re

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18:58

going to continue and hopefully between the two of us. Find

19:02

ways to accelerate it. You know they’ve moved to 85% of their

19:05

products in three years, so now is that apples to apples in

19:09

terms of scale and size? I don’t know yet, but will

19:12

certainly want to take the best of both and see if we can

19:16

accelerate our migrations.

19:19

So yes, BAU for the time

19:21

being. So those are some of the common themes learn. Do you want

19:25

to find some additional questions for us in the mix?

19:29

Sounds like you may have a helper.

19:32

Yes, I got caught off mute sorry about that. I have a four

19:37

year old assistant. There are, you know lots of questions

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19:40

about specifics. Certainly lots of

19:43

questions about the cloud. Do we know anything just even

19:47

logistically, about kind of locations of teams and where

19:50

we would be interacting kind of

19:53

geographically with S&P Global.

19:55

Very good so I would say

19:59

there’s sort of two answers to that question. S&P Global is

20:05

global. They have offices all over the world. They have

20:09

strategic cost locations in India. They have a very

20:14

large footprint in India in the same regions that we’re in, they

20:19

are. They have offices all over Asia and I would say that they

20:25

are smaller in Europe, although they are the very big presence

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20:30

in London. What the other side to that is that they do have a

20:35

extremely large footprint in in the Americas. An in New York in

20:40

particular, so I think there will be. There’s a large Denver

20:44

office and then their New York location is really sort of their

20:48

largest location, and where their leadership team mostly

20:52

sits so and that’s their, you know, their most senior

20:55

leadership team, but it is a very global organization. They

20:59

are thinking about us as a very global organization, recognizing

21:02

that our leadership team sits all over the world and that’s I

21:06

think part of what they’re talking about. We will

21:10

make them more global

21:12

than they were before, but I think one of the things

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21:19

that I really love about the way they talk about. Particularly.

21:25

We talked a lot about India as a great location and they have

21:31

been building in Gurgaon and Noida and I think

21:36

Hyderabad too for many years. They have senior leadership

21:41

there across IT and technology

21:44

and operations. IT is, you know. very big, and

21:50

integrated part of the firm. And so to me that’s really exciting.

21:54

because I think it provides a tremendous amount of opportunity

21:58

for our folks who are in India in those locations.

22:04

Great one.

22:07

There’s a lot of questions that don’t have

22:11

answers yet obviously, but questions about early thinking

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22:14

on integrating parts of these companies together. For example,

22:17

the data lakes that were talked about on the town halls are

22:21

there is the thinking that we would integrate those the same

22:25

question essentially for cloud migration, right? Would be

22:28

thinking about migrating into a more common cloud infrastructure

22:31

or something like that. I don’t know if there’s any early

22:34

thinking on that.

22:37

Yeah, so what I would say, you know at this point in the

22:41

process, what we’ve really aligned around is the strategic.

22:44

You know alignment in pillars of the merger. So do we

22:48

have the right product sets? Do we have the right you know

22:52

customer and market focus or we strategically aligned going

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22:55

forward? But we haven’t really got into this integration

22:58

planning really at any level, so that’s to start, you know

23:02

the January time frame. So no questions like will we integrate

23:05

our AWS environment into theirs or vice versa. Don’t have any

23:09

answer to that. Will we integrate or 365 environments

23:12

into our platforms or to

23:13

theirs. We don’t have an answer for that yet, but that

23:17

is what the integration plan will do, so I would say not.

23:20

The operational integration layer. We just don’t have

23:22

that visibility yet, and I think that’s good, right?

23:24

because we’re not being handed a plan that says. Here’s what

23:27

we’re going to do. We’re going to build that plan

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23:30

together and that should give us all a little bit of

23:33

comfort to participate in that process.

23:39

Great thank you there. There are questions coming in around kind

23:44

of global mobility and opportunities for technologists

23:47

resulting from this merger. What’s the line of

23:51

Sight, can you say a few words about what you know?

23:57

Will it be location or business specific or anything? So

24:03

I probably can take that one Lauren so nothing specific

24:07

certainly. As Chad said, you know a couple of times there’s a

24:11

lot to be worked through specifically, but my

24:14

observations in working with them and you know, and granted

24:18

I’ve only really worked across their leadership team, is that

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24:22

mobility is actually a very, very big part of their career

24:26

development pipeline, and that is how they think about

24:29

their employees careers. And so I have seen that even

24:34

the folks who sit in across shared services moving

24:38

into the business line.

24:39

Out of the business line from one business line to another

24:43

business line and every one of them tells their story of you

24:46

know well I started here 15 years ago and I was, you know, I

24:51

worked in strategy in the ratings business and then I

24:54

moved to market intelligence and while I was in market

24:58

intelligence I was able to, you know, to run a P&L or develop a

25:02

product. And then I moved to corporate and now I run, you

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25:06

know risk at corporate. So there really is sort of this

25:10

think about the lifespan of

25:12

an employee, as with mobility, sort of not only

25:16

global mobility, I mean geographic mobility, but

25:18

function and career mobility and job role mobility across

25:22

the firm. So I think that’s actually an exciting part of

25:25

the opportunity for our employees. They think about it

25:29

in a very structured way, and it really is part of how they

25:33

think about career pathing.

25:38

Great thanks Sari, maybe time for one more here.

25:43

Questions about we all know going into this integration that

25:47

it’s going to be a fair amount of work and we have very full

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25:53

plates already, so maybe some comments around you know.

25:56

Thinking through the kind of resource requirements and

25:59

capacity that we’re going to be faced with here.

26:04

Yeah, so sorry, maybe I’ll comment and then you can

26:07

help as well and I am seeing a lot of those similar comments

26:11

coming in around here. We’ve got a full plate with existing

26:15

programs. How we’re going to lead an integration

26:18

of this size and I think the reality is they’ll be

26:22

incremental expense associated with integration. I think we

26:24

published, you know, in the investment disclosures,

26:27

estimated 600 million of integration related expenses, so

26:29

likely will have incremental resource needs as we work

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26:32

through the integration bubble

26:33

so. Likely will use, you know, third parties to accomplish

26:37

that. because it’s, you know, bubble costs associated with the

26:40

integration. But Sari, anything you would add to that. I

26:44

mean, I think that’s probably the key. Point is that you know

26:49

the businesses have every intention of spending on

26:52

the integration and so you know look, we are very busy. We

26:57

also run very lean. I expect they are very busy and consider

27:01

themselves to run, lean as

27:03

well but. The next step, the deal isn’t going to close for

27:07

six to nine months, and the next six to nine months are really an

27:11

exercise and continuing to do the great work that we do every

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27:14

day to work on the projects that we’re working on. There will be

27:18

some of us, maybe you know a wider group in this organization

27:22

than in most others who are working on integration planning,

27:25

which you know may be above and beyond the other

27:28

things you’re doing. But it’ll be super exciting to work on for

27:31

anyone who gets to work on it, so that will be an element.

27:36

Of the next six to nine months. But again, it’s planning. The

27:40

actual integration can’t and won’t begin until the

27:43

company is closed. The merger and then once that

27:46

happens will be off to the races, but there is intended to

27:50

be investment in that. It’s a very big number. It’s funny,

27:54

Doug and I’ve had a few one on ones over the course of the

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27:59

last few weeks, and he asked me. He said from your experience in

28:04

IHS Markit and the other large acquisitions and combinations

28:07

that you’ve done.

28:08

What would you say? Or some of the you know, the mistakes

28:12

you made, or the things that you want to do differently? And I

28:16

said that one of the things that is sort of most obvious to me

28:20

after having been at this company for a very long time, is

28:24

that it’s really, really important to invest in

28:26

integration and they are of that mindset. They have a

28:30

reputation for being of that mindset, and so I think that’s

28:33

pretty exciting for people. Also, you know you

28:36

probably heard them say they are intending to.

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28:39

realize that full cost synergies numbers over

28:43

five years, so there’s a lot of hard

28:47

work to get done in those first few years. This

28:53

is not going to be a sort of wham bang integration.

28:58

Great, excellent, well Lauren. If we could go to the closing

29:01

slide and as you do that maybe one more question I’ll answer

29:05

I see it posted a few times regarding promotions and all

29:09

those be impacted by this and the answer is no. Those will

29:13

continue as they’ve been determined through the promotion

29:15

process so no impact to those. So thank you for all the

29:19

questions. We will have more Q&A and smaller round tables in the

29:23

following weeks but I would close with this is, you

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29:27

know, I think I.

29:28

Generally I’m excited. I think I had the same nervousness

29:32

and anxiety as everybody else when you see the initial

29:37

news. But when you look at the combined company 120 billion

29:41

dollar cap, 38,000 employees around the globe, substantial

29:44

free cash flow for investment, strong organic growth profile,

29:47

really a unique set of circumstances and opportunities

29:50

for us. And as we talked about on the technology side,

29:55

investing a billion dollars a year, part of a 1300 plus IT

29:59

Organization and 6500 technologists on the product side, and again,

30:03

very complementary strategies. All equal opportunity for our

30:05

team and acknowledging the change curve. It asked everybody

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30:08

to lean in and see where your opportunities are and really

30:11

help accelerate and embrace the change that’s coming. because

30:14

that will get us to the other side in the best possible

30:18

position. So thank you for all the great work in delivery that

30:22

you’ve done this year and what we have ahead of us next year,

30:26

which will no doubt be equally as challenging. So thank you and

30:29

have a great day.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

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These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

No Offer or Solicitation

This document is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

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Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.

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